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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): May 20, 2002

IFR SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	0-14224	48-1197645
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10200 West York, Wichita, Kansas		67215
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:    (316) 522-4981

Item 1. Change in Control of Registrant.

        On April 13, 2002, IFR Systems Inc., a Delaware corporation ("IFR"), entered into an Agreement and Plan of Merger (the "Merger Agreement") with Aeroflex Incorporated, a Delaware corporation ("Aeroflex"), and Testco Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Aeroflex (the "Purchaser"). Pursuant to the Merger Agreement, the Purchaser commenced a tender offer on April 19, 2002 (the "Offer"), for all of the outstanding shares of common stock, par value $0.01 per share, of IFR (including the associated common stock purchase rights, the "Shares") for $1.35 per Share. The Offer expired at 12:00 noon, New York City time, on Monday, May 20, 2002.

        On May 20, 2002, Aeroflex, through the Purchaser, accepted and paid for 6,940,836 Shares validly tendered and not withdrawn prior to the expiration of the Offer, being approximately 83.8% of IFR's outstanding Shares on that date. The Shares are IFR's only class of voting securities. Testco paid an aggregate of $9,370,128.60 for the Shares purchased on May 20, 2002, at the Offer price of $1.35 per Share. According to the Purchaser and Aeroflex, the source of funds for the purchase of IFR Shares was Aeroflex cash and marketable securities on hand, without the use of any funds from a lender.

        In accordance with the terms of the Merger Agreement, Aeroflex has determined to provide a subsequent offering period of 10 business days (the "Subsequent Offering Period") during which holders of Shares may tender their Shares and receive the Offer price of $1.35 per Share. The Subsequent Offering Period began at 12:01 p.m. New York City time on Monday, May 20, 2002 and expires at 11:59 p.m. New York City time on Monday, June 3, 2002. During the Subsequent Offering Period, Shares will be accepted and promptly paid for as they are tendered. Shares that are tendered during the Subsequent Offering Period may not be withdrawn.

        The Merger Agreement provides that, subject to the satisfaction or waiver of certain conditions, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), the Purchaser will be merged with and into IFR (the "Merger"), and that at the effective time of the Merger (the "Effective Time"), each Share outstanding (other than Shares owned by Aeroflex, the Purchaser, any of their respective subsidiaries, or IFR, and Shares held by stockholders, if any, who did not vote in favor of the Merger and who comply with all of the relevant provisions of Section 262 of the DGCL relating to dissenters' rights of appraisal) will be converted into the right to receive the Offer price of $1.35 in cash.

        As a result of the purchase of Shares by the Purchaser in the Offer, the Purchaser has sufficient voting power to approve the Merger under the DGCL without the vote of any other holder of Shares. In addition, if the Purchaser acquires 90% or more of the outstanding Shares pursuant to the Offer (including during the Subsequent Offering Period), pursuant to the option to purchase Shares granted by IFR to the Purchaser under the Merger Agreement, or otherwise, then the Merger would be completed without a vote of holders of Shares, in accordance with the DGCL.

        Simultaneously with the acceptance for purchase of Shares in the Offer and in accordance with the Merger Agreement, Aeroflex loaned to IFR $48.8 million and IFR paid to the lenders under IFR's credit agreement approximately $49 million in full satisfaction of the approximately $84 million owed to the lenders under the credit agreement.

        Pursuant to the Merger Agreement, the consummation of the Offer was contingent upon the receipt by the Purchaser of letters of resignation from four current members of the Board of Directors of IFR, including all employee directors. The resignations of Jeffrey A. Bloomer, Alfred H. Hunt, III, John V. Grose, and Frederick R. Hume were tendered to the Purchaser May 20, 2002. The Merger Agreement also provides that upon consummation of the Offer Aeroflex is entitled to designate such number of directors (the "Aeroflex Designees") on the IFR Board of Directors, rounded up to the next whole number, as is equal to the product obtained by multiplying the total number of directors on the Board by the percentage that the number of Shares so purchased and paid for bears to the total number of Shares then outstanding. Pursuant to this provision, on May 20, 2002, Aeroflex designated Harvey R. Blau, Michael Gorin, Leonard Borow and Frank Caretta to IFR's Board of Directors (the "Aeroflex Designees"). The name, age, present principal occupation or employment and five-year employment history of each of the Aeroflex Designees are set forth in Schedule I to Aeroflex's Offer to Purchase filed with the Securities and Exchange Commission as Exhibit (a)(1) to the Tender Offer Statement on Schedule TO on April 19, 2002, and mailed to IFR's Shareholders.

        Notwithstanding the foregoing, pursuant to the Merger Agreement, there will be until the Effective Time at least three members of the IFR Board who were directors on the date of the Merger Agreement and who are not employees of IFR.

        IFR does not know of any arrangement, including any pledge by any person of securities of IFR, the operation of which would at a subsequent time result in a further change in control of IFR.

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IFR SYSTEMS, INC.
By:	/s/ JEFFREY A. BLOOMER Jeffrey A. Bloomer Chief Executive Officer and President

Dated: May 21, 2002

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  Item 1. Change in Control of Registrant.
SIGNATURE